EXHIBIT 10.7C

THIRD AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
NON-QUALIFIED SAVINGS AND INVESTMENT PLAN

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 9.1 Amendment and Termination of the Plan, the Plan is hereby amended in the following respects, effective January 1, 2015:

15.           Sections 2.1 and 2.2 of the Plan are hereby amended in their entireties to read as follows:

2.1        Account. Account means a bookkeeping Account maintained by the Company for a Participant, including his or her Deferral Contributions Account, Employer Contributions Account, Employer Discretionary Matching Contributions Account and Nonelective Contributions Account.

2.2        Account Balance. Account Balance means the value, as of a specified date, of the Account maintained by the Company on behalf of the Participant’s Account, Deferral Contributions Account, Employer Contributions Account, Employer Discretionary Matching Contributions Account or Nonelective Contributions Account.

16.           Sections 2.17A and 2.17B are hereby added to the Plan and shall read as follows:

2.17A   Employer Discretionary Matching Contributions. Employer Discretionary Matching Contributions means the contributions credited to a Participant’s Employer Discretionary Matching Contributions Account maintained by the Company on behalf of the Participant pursuant to Section 5.5.

2.17B   Employer Discretionary Matching Contributions Account. Employer Discretionary Matching Contributions Account means the Account maintained on behalf of a Participant by the Company to represent the amount of Employer Discretionary Matching Contributions credited in his or her behalf, as adjusted to account for deemed gains and losses, withdrawals and distributions.

17.           The “heading” for Article V of the Plan is hereby amended in its entirety to read as follows:

Employer Contributions, Nonelective Contributions and Employer Discretionary Matching Contributions.

18.           Section 5.1 is hereby amended in its entirety to read as follows:

Section 5.1           Employer Contributions. With respect to each Plan Year for which an employee remains an eligible employee and satisfies the conditions of Article III for such Plan Year, the Participant will be credited with an Employer Contribution in an amount equal to 5% (effective January 1, 2015, 3%) of the Participant’s Excess Compensation and 8% (effective January 1, 2015, 6%) of Deferral Contributions for such Plan Year.

19.           Sections 5.5 and 5.6 are hereby added to the Plan and shall read as follows:

5.5        Employer Discretionary Matching Contributions. With respect to each Plan Year for which an employee remains an eligible employee, satisfies the conditions of Article III for such Plan Year, and defers the maximum amount permitted to be deferred and matched under the Savings Plan for such Plan Year, the Company, in its discretion, may make an Employer Discretionary Matching Contribution to the Employer Discretionary Matching Contributions Account of each Participant equal to an amount between 0% and 2% of (a) Deferral Contributions made by the Participant for the Plan Year and (b) the Participant’s Excess Compensation (which percentage elected by the Company, in its discretion, shall be the same for each eligible Participant).

5.6        Employer Discretionary Matching Contributions Account. The Committee will establish and maintain an Employer Discretionary Matching Contributions Account on behalf of each Participant who is credited with Employer Discretionary Matching Contributions. The Employer Discretionary Matching Contributions Account will be a bookkeeping account maintained by the Company, and will reflect the Employer Discretionary Matching Contributions that have been credited to the Participant, as adjusted pursuant to Article VI to reflect deemed gains and losses, withdrawals and distributions.

20.           Section 6.1(a) of the Plan is hereby amended in its entirety to read as follows:

Each Participant may designate from time to time, in the manner prescribed by the Committee, that all or a portion of his or her Deferral Contributions Account, Employer Contributions Account, Employer Discretionary Matching Contributions Account and Nonelective Contributions Account be deemed to be invested in one or more Permitted Investments. The Committee will establish rules governing the dates as of which amounts will be deemed to be invested in the Permitted Investments chosen by the Participant, and the time and manner in which amounts will be deemed to be transferred from one Permitted Investment to another, pursuant to a Participant’s election to change his or her deemed investments. The Committee will also establish a default Permitted Investment, in which the Deferral Contributions Account, Employer Contributions Account, Employer Discretionary Matching Contributions Account and Nonelective Contributions Account of a Participant who fails to make an investment election will be deemed to be invested. The Committee’s Plan investment election rules permit a Participant to transfer any or all of his or her Account from one investment option to another investment option.

21.           Section 6.2 of the Plan is hereby amended to add the following sentence to the end thereto and shall read as follows:

The Company will credit all deemed Employer Discretionary Matching Contributions made on a Participant’s behalf to the Participant’s Employer Discretionary Matching Contributions Account within a reasonable period after the end of the Plan Year.

22.           Section 8.1 of the Plan is hereby amended in its entirety to read as follows:

8.1        Vesting of Accounts. Each Participant will at all times be fully vested in his or her deemed Deferral Contributions Account and deemed Nonelective Contributions Account. A Participant’s vested interest in his or her deemed Employer Contributions Account is determined according to the following schedule:

Years of Service	Percent Vested
Fewer than 2	0%
2 but fewer than 3	20%
3 but fewer than 4	40%
4 but fewer than 5	60%
5 or more	100%

Notwithstanding the preceding, effective on and after January 1, 2015, an active Participant’s vested interest in his or her deemed Employer Contributions Account and Employer Discretionary Matching Contributions Account is determined according to the following schedule:

Years of Service	Percent Vested
Fewer than 1	0%
1 but fewer than 2	33⅓%
2 but fewer than 3	66⅔%
3 or more	100%

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 17th day of December 2014.

JOHN BEAN TECHNOLOGIES CORPORATION

By: /s/ Mark Montague

Its: EVP, Human Resources